CPI Aerostructures, Inc. 8-K

Exhibit 99.1

CPI AERO ANNOUNCES CLOSING OF PUBLIC OFFERING OF COMMON STOCK

Edgewood, N.Y., October 19, 2018 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) today announced the closing of its underwritten public offering of 2,760,000 shares of its common stock, including 360,000 shares pursuant to the underwriters’ full exercise of their over-allotment option, at a public offering price of $6.25 per share.

CPI Aero’s net proceeds from the offering, after deducting underwriting discounts, commissions, and other offering expenses, were approximately $16.10 million. CPI Aero anticipates using the net proceeds for general corporate purposes, which may include working capital, capital expenditures, debt repayment, or strategic acquisitions.

Canaccord Genuity LLC acted as the sole bookrunning manager of the offering. B. Riley FBR, Inc. acted as the co-manager of the offering.

The shares were offered and sold pursuant to a shelf registration statement (File No. 333-220090) declared effective by the Securities and Exchange Commission on October 2, 2017, and the final prospectus filed on October 17, 2018 in connection therewith. Copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission at http://www.sec.gov, or from Canaccord Genuity LLC, 99 High Street, Suite 1200, Boston, MA 02110, Attn: Syndicate Department, by telephone at (617) 371-3900 or by e-mail at prospectus@canaccordgenuity.com.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance pod systems in both the commercial aerospace and national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in CPI Aero’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2017, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and in the preliminary and final prospectus supplements related to the public offering filed with the SEC. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	LHA Investor Relations
CPI Aero	Sanjay M. Hurry
(631) 586-5200	(212) 838-3777
www.cpiaero.com	cpiaero@lhai.com
www.lhai.com

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